PUBLIC STORAGE
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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Earnings Per Share:                                              For the Three Months Ended
-------------------                                                      March 31,
                                                              -------------------------------
                                                                   2008             2007
                                                              ---------------   -------------
                                                                  (Amounts in thousands,
                                                                   except per share data)
Net income..................................................    $   512,342       $  59,778
Less: Cumulative Preferred Share Dividends:
   7.625% Cumulative Preferred Shares, Series T.............              -            (548)
   7.625% Cumulative Preferred Shares, Series U.............              -          (1,557)
   7.50% Cumulative Preferred Shares, Series V..............         (3,234)         (3,234)
   6.50% Cumulative Preferred Shares, Series W..............         (2,153)         (2,153)
   6.45% Cumulative Preferred Shares, Series X..............         (1,935)         (1,935)
   6.85% Cumulative Preferred Shares, Series Y..............           (685)           (685)
   6.25% Cumulative Preferred Shares, Series Z..............         (1,758)         (1,758)
   6.125% Cumulative Preferred Shares, Series A.............         (1,761)         (1,761)
   7.125% Cumulative Preferred Shares, Series B.............         (1,937)         (1,937)
   6.60% Cumulative Preferred Shares, Series C..............         (1,898)         (1,898)
   6.18% Cumulative Preferred Shares, Series D..............         (2,086)         (2,086)
   6.75% Cumulative Preferred Shares, Series E..............         (2,384)         (2,384)
   6.45% Cumulative Preferred Shares, Series F..............         (4,031)         (4,031)
   7.00% Cumulative Preferred Shares, Series G..............         (1,750)         (1,750)
   6.95% Cumulative Preferred Shares, Series H..............         (1,824)         (1,824)
   7.25% Cumulative Preferred Shares, Series I..............         (9,380)         (9,380)
   7.25% Cumulative Preferred Shares, Series K..............         (8,337)         (8,337)
   6.75% Cumulative Preferred Shares, Series L..............         (3,881)         (3,881)
   6.625% Cumulative Preferred Shares, Series M.............         (8,281)         (7,637)
   7.000% Cumulative Preferred Shares, Series N.............         (3,018)              -
                                                              ---------------   -------------
Total net income allocated to preferred shareholders........    $   (60,333)      $ (58,776)
                                                              ===============   =============
Total net income allocable to common shareholders...........    $   452,009       $   1,002
                                                              ===============   =============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Shares, Series A.....................................    $     5,356       $   5,356
      Net income (loss) allocable to common shareholders....        446,653          (4,354)
                                                              ---------------   -------------
                                                                $   452,009       $   1,002
                                                              ===============   =============
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.........        168,586         169,229
   Net effect of dilutive stock options and restricted
     share units - based on treasury stock method using
     average market price...................................            644               -
                                                              ---------------   -------------
   Diluted weighted average common shares outstanding.......        169,230         169,229
                                                              ===============   =============
Basic earnings (loss) per common share .....................    $      2.65       $   (0.03)
                                                              ===============   =============
Diluted earnings (loss) per common share ...................    $      2.64       $   (0.03)
                                                              ===============   =============
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                                   Exhibit 11